Exhibit 3.1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Name of Corporation:

OSL Holdings, Inc.

The articles have been amended as follows: (provide article numbers, if available)

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment of the Corporation, each one thousand (1,000) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest or deduction) from or on behalf of the Corporation in lieu of such fractional shares upon such terms as may be required by the Corporation, including the submission of a transmittal letter by stockholders and/or upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the average closing sales price of the Corporation’s common stock as reported by the OTC Bulletin Board for the five trading days preceding the Effective Time by (b) the amount of the fractional share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

52.56%.

Effective date of filing: (optional): January 2, 2012

Signature: (required)

/s/ Eric Kotch
Signature of Officer